UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2006

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (206) 623-7612

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2006, Targeted Genetics entered into a new Change of Control Agreement with David J. Poston, or the Revised Agreement, which Revised Agreement revokes and supersedes Mr. Poston’s prior Change of Control Agreement with the Company which was previously described on the Company’s current report on Form 8-K filed on August 23, 2005 and which contained material terms that are the same as those in the Company’s form of Senior Management Employment Agreement that was filed as Exhibit 10.2 to the Company’s annual report on Form 10-K for the year ended December 31, 1996, filed on March 17, 1997.

The Revised Agreement is in substantially the same form as Mr. Poston’s prior Change of Control Agreement, but revises the payments Mr. Poston would receive if he is terminated following a change in control of Targeted Genetics. Under the Revised Agreement, if Mr. Poston’s employment with the Company should be involuntarily terminated other than for cause, as such term is defined in the Revised Agreement, or if Mr. Poston should resign for good reason (as such term is defined in the Revised Agreement) within twelve months following a change in control (as such term is defined in the Revised Agreement), Mr. Poston will receive (i) a lump sum severance payment equal to 125% of his annual salary in effect at the time of the change in control, and (ii) an amount equal to the greater of (a) 10% of his base salary or (b) the bonus amount paid to Mr. Poston in the last fiscal year prior to the change of control. The Revised Agreement also adds provisions designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

A copy of the Revised Agreement is attached as Exhibit 10.1 hereto and is incorporated into this current report by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Change of Control Agreement dated September 14, 2006 between Targeted Genetics Corporation and David J. Poston.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Dated: September 20, 2006	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Change of Control Agreement dated September 14, 2006 between Targeted Genetics Corporation and David J. Poston.